UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2012

NETAPP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2012, NetApp, Inc. (the “Company”), a Delaware corporation, entered into a senior unsecured credit agreement (the “Credit Agreement”), with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers. The Credit Agreement provides for a $250 million revolving unsecured credit facility. The facility provides for a sublimit for borrowing in certain foreign currencies, and a sublimit for the issuance of letters of credit on the Company’s or its subsidiaries’ behalf. The facility provides for an expansion option that will allow the Company to, subject to certain requirements, request an increase in the facility of up to an additional $100 million, for a potential total commitment of $350 million. The facility matures on December 21, 2017, with an option for the Company to extend the maturity date for two additional 1-year periods, subject to certain conditions. The proceeds of the loans may be used by the Company for general corporate purposes. As of December 28, 2012, no amount was outstanding under this facility.

Revolving loans accrue interest at a base rate or, at the Company’s option, an adjusted LIBO rate (based on one, two, three or six-month interest periods) plus, in each case, a spread based on the ratings of the Company’s senior, unsecured, long-term indebtedness by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services. The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBO rate for a 1-month interest period plus a margin equal to 1.00%. Interest on the revolving loans is payable quarterly in arrears with respect to borrowings based on the base rate and at the end of an interest period in the case of borrowings based on the adjusted LIBO rate (or at each three month interval if the interest period is longer than three months). The Company may borrow, prepay without premium or penalty, and reborrow revolving loans, subject to certain conditions. The principal amount of outstanding revolving loans, together with accrued and unpaid interest, is due on the maturity date. The Company is also obligated to pay other customary fees for a credit facility of this size and type.

The Company’s obligations under the Credit Agreement will be guaranteed by its domestic subsidiaries meeting certain materiality thresholds. As of the closing date, there were no guarantors.

The Credit Agreement requires the Company to maintain a maximum leverage ratio and a minimum interest coverage ratio. Additionally, the Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, incur indebtedness at the subsidiary level, grant liens, sell all or substantially all of its assets, enter into certain mergers, and enter into transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type.

The events of default under the Credit Agreement include payment defaults, material misrepresentations, breaches of covenants, cross defaults with certain other indebtedness, bankruptcy and insolvency events, judgments, certain ERISA events and change of control defaults. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Credit Agreement, an increase in the rate of interest, and an obligation of any or all of the Company’s subsidiary guarantors to pay the full amount of the Company’s obligations under the Credit Agreement.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated December 21, 2012, by and among NetApp, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)

December 28, 2012	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett Secretary, General Counsel, and Senior Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated December 21, 2012, by and among NetApp, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers.